Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 and related Prospectus of Statoil ASA and Statoil Petroleum AS for the registration of ordinary shares, debt securities and guarantees of debt securities and to the  incorporation by reference therein of our report dated 13 March 2012, with respect to the consolidated financial statements of Statoil ASA included in the Annual Report (Form 20-F) for the year ended 31 December 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AS

Norway
3 May 2013